EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SciQuest, Inc. 2004 Stock Incentive Plan of SciQuest, Inc. of our report dated May 10, 2010, except for the first paragraph in Note 8, as to which the date is September 20, 2010, with respect to the financial statements of SciQuest, Inc. included in its final prospectus filed pursuant to Rule 424(b) with the Securities and Exchange Commission on September 24, 2010.
/s/ Ernst & Young LLP
Raleigh, North Carolina
November 4, 2010